UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported: December 17, 2008)

North American Galvanizing & Coatings, Inc.

(Exact name of registrant as specified in charter)

Delaware	1-3920	71-0268502
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5314 South Yale Avenue,  Suite 1000, Tulsa, Oklahoma 74135

(Address of principal executive offices)              (Zip Code)

(Registrant's telephone number, including area code): (918) 494-0964

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 - ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

ITEM 2.05 – COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

On December 17, 2008, the board of directors of North American Galvanizing & Coatings, Inc. (“NAGC”) approved a Mutual Release of Claims and Settlement Agreement, (the “Settlement Agreement”) with the Metropolitan Water Reclamation District of Greater Chicago (“MWRD”).

The MWRD, the owner of the former Lake River Terminals Site (“Site”), filed a lawsuit in the United States District Court for the Northern District of Illinois against NAGC and others (“case”).  NAGC is a former parent company of the Lake River Corporation. The Lake River Corporation occupied and conducted business at the Site for approximately 50 years under the terms of five (5) lease agreements and a General Permit with MWRD, which have since been terminated.  The MWRD has alleged in its lawsuit that NAGC is either directly or indirectly liable for certain cleanup costs including the removal of certain buildings and other structures and the remediation of environmental conditions at the Site.  Although NAGC denies that it is directly or indirectly liable for any such costs, both parties agree that it would be mutually advantageous and cost-effective to settle the matter without further litigation.

According to the terms of the Settlement Agreement, NAGC shall pay and remit to MWRD the sum of One Million Four Hundred Thousand Dollars ($1,400,000.00).  The payment is due within thirty days of the execution of the Settlement Agreement.  In consideration of the timely receipt of the payment, MWRD will release NAGC and its affiliates from any and all claims which are, were, or could have been included in the case, and from any and all payment obligations to MWRD, whether pursuant to CERCLA, other law, contract, or tort, arising from the leases or on account of the condition of the Site. In consideration of the above, NAGC releases MWRD and its affiliates from all claims of NAGC arising from the leases or on account of the condition of the Site, and from any and all claims that could have been asserted against MWRD or its affiliates as counterclaims in the case. In addition, MWRD agrees to indemnify and hold NAGC harmless from any claims against NAGC by third parties for certain claims that arise out of or relate to the subject matter of the case.

The Settlement Agreement and the related settlement expenses relate to NAGC’s exit from the chemical storage and related businesses at the Site and are a cost of the sale of the Company’s former subsidiary Lake River Corporation.  In March of 2007, NAGC recorded a liability for $350,000 related to the MWRD claim.  The additional liability of $1,050,000 will be recorded by NAGC during the fourth quarter of 2008.  At September 30, 2008, NAGC had cash of $9,000,000 and currently has sufficient cash to make the payment of $1,400,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 18, 2008

North American Galvanizing & Coatings, Inc.

By: /s/ Beth B. Hood
       Beth B. Hood
       Vice President and Chief Financial Officer